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                                                                      EXHIBIT 99


Contact:  Jacob Inbar
          Chairman
          (805) 388-1345, Ext. 202

          Gary S. Maier/Cecilia Wilkinson
          Pondel Parsons & Wilkinson
          (310) 207-9300

                                                           FOR IMMEDIATE RELEASE

                         AML COMMUNICATIONS ANNOUNCES
                           SENIOR MANAGEMENT CHANGES


     CAMARILLO, California -- February 24, 1999 -- AML Communications, Inc. (Nasdaq:AMLJ) today announced a strategic shift in senior management with the appointment of Kirk A. Waldron as president and chief executive officer and Scott T. Behan to the newly created position of executive vice president of sales and marketing. Both executives have also been appointed to the company's board of directors. The changes are effective immediately.

     Mr. Waldron, 36, joined AML in 1996 and currently serves as chief financial officer and chief operating officer. He succeeds Jacob Inbar, 50, who will continue to serve as chairman but will be significantly less involved in day to day operations. Mr. Behan, 37, who joined the company in 1987, was most recently vice president of business development.

     The company also announced that Edwin J. McAvoy, 54, vice president of sales and marketing and a director, has resigned both positions and assumed a role directing customer programs. Tiberiu Mazilu, Ph.D., vice president of engineering, has resigned as

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a member of the board. Both executives are co-founders of AML Communications with Mr. Inbar.

     Mr. Inbar, chairman of the board, stated, "The board's decision to restructure AML's management and board reflects it's confidence that the new leadership will spearhead changes necessary to regain AML's competitiveness in an evolving communications market. Both Messrs. Waldron and Behan offer unique capabilities and in depth knowledge emanating from their years of experience in every facet of the company's operations."

     "The board also wishes to recognize and extend thanks to Messrs. McAvoy and Mazilu for their years of dedicated service as directors of the company."

     Mr. Waldron added, " I am excited for the opportunities that AML is presented with and I look forward to working closely with Scott in facing the challenges ahead. We will aggressively pursue and leverage AML's core competencies and technologies within the marketplace."

     Prior to joining AML, Mr. Waldron, 36, was chief financial officer at Dynamotion/ATI Corp., a publicly held high-tech manufacturer of precision drilling equipment. Mr. Waldron holds a Bachelor of Science degree in business administration from the University of Southern California. He is a resident of Westlake Village, California.

     Since joining AML Communications in 1987, Mr. Behan has held a variety of engineering and sales and marketing positions. He was appointed a vice president in 1994. He received a Bachelor of Science degree in electrical engineering from Worcester Polytechnic Institute. He is a resident of Somis, California.
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     AML Communications, Inc., designs, manufactures and markets multicarrier amplifiers and masthead amplifiers for the cellular, wireless local loop, personal communication services, paging and satellite communication markets.

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